EXHIBIT 99.1

Allscripts Contact:

Dan Michelson

Chief Marketing Officer

312-506-1217

dan.michelson@allscripts.com

Todd Stein

Senior Manager/Public Relations

312-506-1216

todd.stein@allscripts.com

FOR IMMEDIATE RELEASE

Benjamin Bulkley Joins Allscripts as Chief Operating Officer

Former Invitrogen and GE Executive Replaces Retired Company COO

CHICAGO, IL – April 24, 2007 – Allscripts (Nasdaq: MDRX), the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare, announced today that Benjamin Bulkley has joined the company as Chief Operating Officer. Mr. Bulkley brings to the position more than 20 years of operational experience in a variety of senior leadership roles.

Mr. Bulkley was most recently Senior Vice President of Global Commercial Operations for Invitrogen Corporation, a provider of essential life science technologies for disease research and drug discovery, where he led the effort to build the company’s global client base through innovative scientific and distribution initiatives. Invitrogen globally employs approximately 4,300 scientists and other professionals and had revenues of more than $1.26 billion in 2006.

“Ben’s exemplary leadership experience, broad knowledge of the healthcare industry within both the information technology and life science markets, and focus on operational excellence will help Allscripts deliver world class service for our clients and develop new revenue opportunities,” said Glen Tullman, Chief Executive Officer of Allscripts.

Prior to joining Invitrogen in October, 2003, Mr. Bulkley spent 16 years at General Electric, most recently as Vice President of Global Services for GE’s Medical Systems Information Technologies division. In that position, he led a 1,500-person global service business, including service operations, clinical project management, parts/supplies distribution, and marketing and sales around the world. Prior to that, Mr. Bulkley held the position of General Manager of Global Marketing and was responsible for leading 150-person regional marketing teams, supporting sales growth, helping create integrated product plans, and establishing and integrating the business identity across multiple acquisitions.

Mr. Bulkley has served on the Board of Directors of the California Healthcare Institute, The Analytical and Life Science Systems Association (ALSSA), and also San Diego’s CONNECT. He holds a Bachelor of Science degree in Electrical Engineering from the University of Connecticut and a Master of Science degree in Engineering from Gannon University in Pennsylvania.

“I am excited to be joining the senior leadership team of a company that I have admired for many years,” said Mr. Bulkley. “Allscripts is clearly the market leader for Electronic Health Records, the hottest part of the market today, and has a clear vision of how software and technology can inform, connect and transform the future of healthcare. My goal is to help Allscripts deliver on that vision with solid results.”

Mr. Bulkley replaces Joseph Carey, the previous Chief Operating Officer, who recently announced his intention to retire from Allscripts after serving in a variety of executive positions over the last 13 years in companies led by Mr. Tullman.

About Allscripts

Allscripts is the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. The Company’s business units provide unique solutions that inform, connect and transform healthcare. Allscripts award-winning software applications include electronic health records, practice management, e-prescribing, document imaging, emergency department, and care management solutions, all offered through the Company’s Clinical Solutions units. Additionally, Allscripts provides clinical product education and connectivity solutions for physicians and patients through its Physicians Interactive™ unit, and medication fulfillment services through its Medication Services unit. To learn more, visit Allscripts on the Web at www.allscripts.com.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts’ actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts, see the Company’s 2006 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.